Exhibit 99.1

For more information, contact:

Inna Vyadro	William J. Stuart
Director of Investor Relations	Chief Financial Officer
Soapstone Networks	Soapstone Networks
978-715-2300	978-715-2300
ivyadro@soapstonenetworks.com	wstuart@soapstonenetworks.com

Soapstone Networks Engages Morgan Stanley

Billerica, MA, February 19, 2009 — Soapstone Networks Inc. (NASDAQ: SOAP), today announced that it has engaged Morgan Stanley & Co. Incorporated (“Morgan Stanley”) as its advisor to assist the Company in exploring strategic alternatives available to the Company for enhancing shareholder value, including but not limited to, continued execution of the Company’s business plan, the payment of a cash dividend to the Company’s shareholders, a repurchase by the Company of shares of its capital stock, the sale or spin off of Company assets, partnering or other collaboration agreements, a merger, sale or liquidation of, or acquisition by, the Company or other strategic transaction. There can be no assurance that the exploration of strategic alternatives will result in any agreements or transactions, or that, if completed, any agreements or transactions will be successful or on attractive terms. The Company’s strategic review is underway, but no timetable has been set for its completion.

“Like many companies in this macro-economic environment, we have heard from certain of our shareholders that, for their particular interests, a near-term cash return from the Company is desirable,” said Bill Leighton, the Company’s CEO. “With the help of our outside advisors, we will carefully consider this expressed interest in a cash return, within the process of evaluating a range of alternatives, understanding that our goal is, as always, to provide enhanced value to all of our shareholders.”

This release contains information about Soapstone’s future expectations, plans, and prospects, including a strategic review being undertaken by Soapstone, that constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those anticipated. Statements made with regard to interim results are not necessarily indicative of results that may be expected for future interim periods or for the full year. When used in this press release, the word “will”, “expected” and other similar expressions are intended to identify such forward looking statements. Such risks and uncertainties include, but are not limited to, the difficulties in identifying, analyzing and consummating strategic alternatives, the early stage of Soapstone Networks, market acceptance of our products, services and enhancements, customer purchasing patterns and commitments, development of the market place, product development and enhancement, intensity of competition of other vendors, technological changes, reliance on technology and distribution partners, and other risks set forth in Soapstone’s filings with the Securities and Exchange Commission. Soapstone does not undertake any duty to update forward-looking statements.

About Soapstone Networks

Soapstone Networks is at the forefront of the movement to Carrier Ethernet by developing resource and service control systems that realize NGN software-provisioned services in the new Carrier Ethernet transport network. Soapstone’s common control framework decouples services from underlying network technologies. The Soapstone solution is designed to dynamically provision precise, SLA-quality services, continuously optimizing utilization of network resources to bring orderly, predictable business-driven behavior to service provider networks. The future of Carrier Ethernet - www.soapstonenetworks.com.

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